EXHIBIT 99.1

Perceptron Announces Fiscal Second Quarter 2020 Results

PLYMOUTH, Mich., Feb. 10, 2020 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ: PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced results for the three months ended Dec. 31, 2019 (fiscal second quarter 2020).

FISCAL 2Q20 SUMMARY

  Net sales of $19.1 million
  Net income of $0.8 million
  Adjusted EBITDA1 of $1.8 million
  Total bookings of $14.4 million
  Total backlog of $33.0 million
  Announces $2.7 million in annualized pre-tax cost savings from workforce reduction

Perceptron reported net income of $0.8 million, or $0.08 per fully diluted share, in the fiscal second quarter 2020, versus $1.6 million, or $0.16 per diluted share, in the prior-year period.  The second quarter results include severance expenses of $0.5 million.

The year-over-year decline in profitability was due mainly to lower sales in Asia, primarily within the Company’s measurement solutions business.  The lingering impact of U.S. trade disputes with China contributed to lower bookings in the region during the period, although the Company anticipates a recovery in demand during the second half of the current fiscal year.  In Europe, a moderate decline in sales was attributable to a challenging prior-year comparison related to revenue from a large contract at a major automotive OEM in the fiscal second quarter 2019 that was not repeated in the fiscal second quarter 2020.

1 See the attached “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to GAAP net income.

MANAGEMENT COMMENTARY

“The timing of customer orders fell short of expectations during the first half of fiscal 2020,” stated Jay Freeland, Chairman and Interim CEO of Perceptron.  “However, there is momentum building in the markets we serve.  That, combined with ongoing feedback from our larger customers, leads us to expect an acceleration in our business exiting fiscal 2020 and into fiscal 2021.”

“During the quarter, we introduced a performance improvement plan designed to both refocus and reenergize our business,” Freeland continued.  “This plan is a call to action, one that structures the enterprise for maximum efficiency, with an emphasis on targeted sales growth, technological innovation and efficient cost management.”

“Within our sales organization, we intend to extend our market leadership within the automotive vertical, which currently represents more than 80% of our annualized sales, while diversifying our revenue base into growing non-automotive markets.  We are currently evaluating all of our existing product offerings to determine where and how we want to compete in the markets we serve.”

“We estimate the global spend on 3D metrology technology is approximately $10 billion annually, with the automotive sector representing approximately one-third of this total opportunity,” Freeland added.  “While the automotive vertical will remain a core focus for Perceptron, we intend to allocate additional resources toward capturing meaningful share in the other two-thirds of the addressable market, which includes approximately $7 billion of metrology solutions provided to the aerospace, heavy industry and construction industries.”

“We also have taken action to reduce costs throughout the organization as we position the business for profitable growth,” Freeland said.  “Today, we announced a 10% reduction in our global workforce, which includes planned attrition.  This reduction in force is expected to result in approximately $2.7 million in annualized pre-tax cost savings, beginning in the fourth quarter of our fiscal 2020.”

“We’ve enhanced the Company’s core leadership team by adding Bill Roeschlein as interim CFO and Gianni Trivisonni as the new head of our Coord3 business, two experienced strategic hires and world-class executives with a shared vision for our business,” continued Freeland.  “We are committed to executing on our performance improvement plan, while simultaneously working to identify permanent leaders for the CEO and CFO roles who will lead our organization into its next phase of growth.”

“In the near-term, we anticipate potential volatility in the timing of orders from our automotive OEM customers, consistent with what we experienced in the first half of the year and driven by market conditions within that industry,” Freeland added.  “We expect to have improved visibility around the prospective timing of new electric and autonomous vehicle program launches at major domestic OEMs entering fiscal 2021.  As new automotive platforms are developed, we believe those OEMs will require our solutions to ensure the highest levels of production control and productivity, driven by the accuracy and precision of our offerings, and consistent with growing long-term demand for ‘zero defect’ measurement technologies.”

“Perceptron is a global leader in the metrology space, a brand whose name has become synonymous with innovation and performance excellence,” Freeland concluded.  “Looking ahead, we believe the Company is well-positioned for growth and improved financial performance.”

F2Q20 FINANCIAL RESULTS

For the three months ended Dec. 31, 2019, the Company generated net sales of $19.1 million, versus $21.6 million in the prior-year period, which included an unfavorable currency impact of $0.3 million.  Sales in the Americas, Europe and Asia declined 3%, 4% and 33% on a year-over-year basis, respectively, in the period.  Sales of measurement solutions, which represented 92% of total sales in the period, declined 10% in the fiscal second quarter, when compared to the prior-year period.

Total gross profit declined 10% on a year-over-year basis, or $0.8 million, to $7.1 million in the fiscal second quarter.  Gross profit margin increased 60 basis points to 37.2%, versus 36.6% in the prior-year period, due mainly to a more favorable sales mix.

Total bookings declined 30% on a year-over-year basis to $14.4 million in the fiscal second quarter, as bookings within the Americas, Europe and Asia declined 20%, 39% and 15%, respectively, in the period.  In the Americas and Europe, the pivot by automotive OEMs toward new electrical vehicle programs has contributed to a temporary delay in program activity.  In Asia, lingering trade issues between the United States and China dampened CMM demand.

LIQUIDITY UPDATE

As of Dec. 31, 2019, the Company had cash and equivalents of $5.8 million, together with total availability on outstanding lending facilities of $5.4 million.  The Company had no outstanding debt as of Dec. 31, 2019.

FINANCIAL GUIDANCE

The following statements are based on Perceptron’s current expectations for the fiscal year ended June 30, 2020. All financial guidance is current as of the time provided and is subject to change.  The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

  Revenue is projected to be in the range of $70.0 million to $75.0 million
  GAAP net income/(loss) is projected to be between break-even and net income of $2.7 million, or between $(0.00) to $0.28 per share, on approximately 9.7 million basic and diluted shares outstanding
  Adjusted EBITDA is projected to be in the range of $3.2 million to $6.5 million.  (See the attached “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to GAAP net income.)

CONFERENCE CALL

A conference call will be held on February 11, 2020 at 8:30 AM ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.  A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Perceptron’s website at investors.perceptron.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	877-407-9716
International Live:	201-493-6779

ABOUT PERCEPTRON®

Perceptron (NASDAQ: PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs.  Headquartered in Plymouth, Michigan, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

SAFE HARBOR STATEMENT

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2020 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases, including from new products which we have recently released or have not yet released, the timing of the introduction of new products, customer demand for our metrology solutions, conditions in our principal geographic markets, including the Americas and China, the amount of cost savings from reductions in global workforce and other performance improvement actions and our ability to fund our fiscal year 2020 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, disruptions to our operations due to our global workforce reduction, risks associated with effectively controlling operating expenses, including failure to achieve anticipated cost savings from the global workforce reduction and other cost reduction initiatives or to reduce costs to the level originally anticipated to avoid disruptions to our operations, the impact of such changes on booking and revenue levels, the risk that actual charges from the global workforce reduction differ from our assumptions used in estimating the charges and the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A: Risk Factors” of our Annual Report on Form 10-K for fiscal 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2019.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
		(As Revised)		(As Revised)
Net Sales	$19,132	$21,553	$36,982	$42,995
Cost of Sales	12,001	13,703	22,809	26,853
Gross Profit	7,131	7,850	14,173	16,142
Operating Expenses
Selling, General and Administrative Expense	4,309	4,942	8,552	9,577
Engineering, Research and Development Expense	1,632	2,080	3,460	4,278
Severance, impairment and other charges	471	(609)	471	(609)
Operating Income	719	1,437	1,690	2,896
Other Income and (Expenses), net
Interest Expense, net	(43)	(29)	(67)	(56)
Foreign Currency and Other, net	123	156	(55)	(46)
Income Before Income Taxes	799	1,564	1,568	2,794
Income Tax (Expense) Benefit	(48)	45	(191)	(231)

Net Income	$751	$1,609	$1,377	$2,563

Income Per Common Share
Basic	$0.08	$0.17	$0.14	$0.27
Diluted	$0.08	$0.16	$0.14	$0.26

Weighted Average Common Shares Outstanding
Basic	9,693	9,615	9,674	9,588
Diluted	9,698	9,691	9,687	9,731

*During fourth quarter of fiscal 2019, the Company identified an error related to the accounting for our deferred tax liabilities associated with certain amortizable intangible assets acquired in 2015. The error related to not appropriately reducing the associated deferred tax liabilities for the tax effect of amortization of the intangible assets since 2016. The error was immaterial to our previously issued financial statements, but the cumulative correction would have had a material effect on the 2019 financial statements. Accordingly, the results for the three and six months ended December 31, 2018 throughout this earnings announcement have been adjusted to incorporate the revised amounts, where applicable. The revision reduced income tax expense and increased net income by approximately $62,000 and $124,000 for the three and six months ended December 31, 2018, respectively, in the Condensed Income Statements for that period. These changes are reflected in this earnings announcement in the columns labeled as revised.

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	December 31,	June 30,
	2019	2019
	(Unaudited)
Cash and Cash Equivalents	$5,763	$4,585
Short-Term Investments	448	1,431
Receivables, net	33,890	33,043
Inventories, net	9,417	10,810
Other Current Assets	2,023	1,529
Total Current Assets	51,541	51,398

Property and Equipment, net	6,399	6,538
Goodwill and Other Intangible Assets, net	3,524	3,557
Right of Use Assets	3,853	-
Long-Term Deferred Income Tax Asset	814	620
Long-Term Investments	725	725
Total Non-Current Assets	15,315	11,440

Total Assets	$66,856	$62,838

Accounts Payable	$6,674	$7,397
Deferred Revenue	5,722	6,649
Reserves for Severance and Other Charges	404	44
Short-Term Operating Lease Liability	501	-
Other Current Liabilities	5,940	6,111
Total Current Liabilities	19,241	20,201

Long-Term Taxes Payable	8	114
Long-Term Deferred Income Tax Liability	14	41
Long-Term Operating Lease Liability	3,404	-
Other Long-Term Liabilities	844	556
Total Long-Term Liabilities	4,270	711

Total Liabilities	23,511	20,912

Shareholders' Equity	43,345	41,926
Total Liabilities and Shareholders' Equity	$66,856	$62,838

PERCEPTRON, INC.
NON-GAAP FINANCIAL MEASURES

While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Adjusted EBITDA”.  This is a non-GAAP financial measure.  Management believes this non-GAAP financial measure, when taken together with the corresponding GAAP measure, provides incremental insight into the underlying factors and trends affecting our performance because it excludes the effects of financing, investment, and other non-operating activities that management believes are not representative of our core business.  However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure.  The tables below present a reconciliation of the non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP.

PERCEPTRON, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
		(As Revised)		(As Revised)

Net Income	$751	$1,609	$1,377	$2,563
Interest Expense, net	43	29	67	56
Income Tax Expense (Benefit)	48	(45)	191	231
Depreciation and amortization expense	484	567	964	1,134
Severance, impairment and other charges	471	(609)	471	(609)
Adjusted EBITDA	$1,797	$1,551	$3,070	$3,375

Adjusted EBITDA, for the periods presented, represents net income before interest expense, net; income tax expense (benefit); and depreciation and amortization expense, severance costs, impairment charges and litigation settlements. Adjusted EBITDA does not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance. Adjusted EBITDA is not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements.

PERCEPTRON, INC.
FISCAL YEAR 2020 OUTLOOK
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited, In Thousands Except Per Share Amounts)

	Low	-	High
Net Income	$-	-	$2,700
Interest Expense, net	100	-	100
Income Tax Expense	-	-	600
Depreciation and amortization expense	2,000	-	2,000
Severance, impairment and other charges	1,100	-	1,100
Adjusted EBITDA	$3,200	-	$6,500

Adjusted EBITDA, for the period presented, represents net income before interest expense, net; income tax expense; and depreciation and amortization expense, severance costs, impairment charges and litigation settlements. Adjusted EBITDA does not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance. Adjusted EBITDA is not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements.

Contact:

Investor Relations
investors@perceptron.com